ADMINISTRATION AGREEMENT

      Agreement made as of February 28, 1997, between THE GLOBAL HEALTH SCIENCES FUND, a Massachusetts business trust ("Fund"), and INVESCO FUNDS GROUP, INC., a Delaware corporation ("INVESCO").

      WHEREAS, the Fund operates as a closed end management investment company, and is so registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

      WHEREAS, the Fund wishes to retain INVESCO to provide certain administrative services to the Fund, under the terms and conditions stated below, and INVESCO is willing to provide such services for the compensation set forth below;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. APPOINTMENT. The Fund hereby appoints INVESCO as administrator of the Fund, and INVESCO accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

2. SERVICES AND DUTIES OF INVESCO TO THE FUND. Subject to the supervision of the Fund's Board of Trustees ("Board"), INVESCO will:

      (a) Prepare the Fund's financial reports for reporting to the SEC, NYSE, shareholders and other appropriate parties;

      (b)   Provide   appropriate   financial   information  to  outside  survey
            organizations,   the  Board,   senior  Fund  management,   portfolio
            management, and others;

      (c) Prepare and file all SEC required filings, including but not limited to Form NSAR and Form N2, if necessary;

      (d) Prepare the Fund's annual tax provision, and prepare and file the Fund's federal, excise, state and local tax returns;

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      (e)   Determine the Fund's  dividends and total  distributions  to be made available to shareholders in accordance with the Fund's Dividend Reimbursement Plan. Coordinate with the Fund's transfer and dividend disbursing agent and custodian for payment of such distributions;

      (f) Monitor the Fund' s compliance in accordance with the requirements of the 1940 Act, the Internal Revenue Code, the investment objective and restrictions of the Fund, the derivatives policy as adopted by the Board, and attend to other compliance matters, as appropriate. Assist the portfolio managers in compliance matters when necessary;

      (g) In accordance with the annual Quality Control Plan, perform reviews and testing of the Fund to ensure that transaction and processing controls are operating reliably. Bring to the attention of Fund management all appropriate matters;

      (h) Assist the independent auditors or other regulatory agencies in their examinations of the Fund;

      (i) Coordinate and disburse to outside parties any payments or items requiring remittance on behalf of the Fund;

      (j) Negotiate and monitor contractual arrangements with the Fund's agents, including its custodian, transfer agent, and independent accountant. Report to the Board on an annual basis, or as necessary, regarding performance and recommendations of such agents;

      (k)   Monitor the accounting policies of the Fund;

      (1) Prepare and review the calculation of the Net Asset Value of the Fund in accordance with the requirements of the 1940 Act and the Securities Act of 1933, as amended. Report the Net asset Value to all appropriate entities, including the New York Stock Exchange; and

      (m) Create and maintain the records of the Fund in accordance with Rule 31a1 of the 1940 Act.

3. PUBLIC INQUIRIES. The Fund and INVESCO agree that while INVESCO will not have any obligation to reply to questions or requests for information concerning the Fund from shareholders, brokers or the public, such services will be provided to the Fund by INVESCO Trust Company under the Investment Advisory Agreement. The Fund will inform INVESCO of the party or parties to whom any such questions or requests should be directed, and INVESCO will refer such questions and requests to such party or parties.



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


4. COMPLIANCE WITH THE FUND'S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters relating to the performance of this Agreement, INVESCO will act in conformity with the Declaration of Trust, ByLaws and registration statement of the Fund and with the directions of the Board and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable Federal or state laws and regulations.

5. SERVICES NOT EXCLUSIVE. INVESCO's services hereunder are not deemed to be exclusive, and INVESCO is free to render administrative or other services to other trusts, funds or clients so long as INVESCO's services under this Agreement are not impaired thereby and INVESCO submits for review by the GHS Board of Trustees any proposal under which INVESCO would provide administrative or other services to another closedend investment company and the GHS Board of Trustees does not object to any such proposal(s).

6. EXPENSES. During the term of this Agreement, INVESCO will provide such office space and personnel as are necessary to perform its duties under the Agreement at its own expense and will assume all other expenses incurred by it in connection with its services under this Agreement.

7. COMPENSATION. For the services provided and expenses assumed by INVESCO under this Agreement, the Fund will pay INVESCO a monthly fee computed at a flat rate of $250,000 per year.

8. LIMITATION OF LIABILITY OF INVESCO. INVESCO will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss (as to which it will be liable and will indemnify and hold harmless the Fund) resulting from willful misfeasance, bad faith or gross negligence on its part, or on the part of any of its employees who are serving as officers of the Fund, in the performance of its duties or from reckless disregard by it of its duties under this Agreement or from the inaccuracy of any representation or warranty of INVESCO contained herein.

9. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS OF THE FUND. Neither the Trustees of the Fund nor the shareholders of the Fund shall be liable for any obligations of the Fund under this Agreement, and IFG agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Trustees or shareholders. INVESCO represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or omissions of the Fund.



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

10. DURATION AND TERMINATION. This Agreement will become effective upon the date hereinabove written and shall continue in effect thereafter until terminated without penalty by IFG or the Fund upon 60 days' written notice to the other and shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act.

11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado and the 1940 Act; provided, however, that paragraph 9 above will be construed in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the applicable laws of the State of Colorado or the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

13. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.   REPRESENTATIONS OF INVESCO. INVESCO represents to the Fund as follows:

      (a) INVESCO has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation and in good standing in each other jurisdiction in which its ownership of property or its conduct of business requires such qualification and in which the failure to qualify would have a material adverse effect on the business or operations of INVESCO and has full power and authority to conduct its business as Administrator of Investment Companies;

      (b) The Administration Agreement has been duly and validly authorized, executed and delivered by INVESCO, complies with all applicable provisions of the 1940 Act and the rules and regulations adopted by the SEC under the 1940 Act, and constitutes a legal, valid and binding obligation of INVESCO enforceable in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency or other similar laws relating to or affecting creditors' rights generally; and



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

      (c) Neither the execution and delivery of the Administration Agreement nor the consummation by INVESCO of the transactions contemplated by the Administration Agreement conflicts with, or results in a breach of, (i) the charter or Bylaws of INVESCO, (ii) any agreement or instrument to which INVESCO is a party or by which IFG is bound, or
            (iii) any law, rule, regulation, or order of any court, governmental instrumentality, securities exchange or association or arbitrator.




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

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                       THE GLOBAL HEALTH SCIENCES FUND



/s/ Glen A. Payne                  By /s/ Dan J. Hesser
-----------------                     ----------------------
Glen A. Payne                         Dan J. Hesser
Secretary                                      President




Attest:                       INVESCO FUNDS GROUP, INC.



/s/ Glen A. Payne                  By /s/ Ronald L. Grooms
-----------------                     ----------------------
Glen A. Payne                         Ronald L. Grooms
Secretary                                      Senior Vice President






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